Exhibit 99.1

MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-512-6193

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500

REDENVELOPE DELAYS FILING ANNUAL REPORT ON FORM 10-K; REVIEWING OVERSTATED
INVENTORY-RELATED LIABILITY

FOR IMMEDIATE RELEASE

SAN FRANCISCO, CA (July 6, 2005) — RedEnvelope, Inc. (Nasdaq: REDE) today announced that it will delay filing its Annual Report on Form 10-K for the fiscal year ended April 3, 2005 in order to allow for the completion of a review of an approximately $2.2 million inventory-related component of its accounts payable liability, which the Company currently believes to be overstated. The Company also stated that, although the review has not been completed, it currently believes that the required adjustments are likely to decrease the Company’s cost of sales, increase its gross margin and decrease its net loss for the affected periods, although it currently cannot ascertain the amount of such changes.

Alison May, the Company’s President and CEO, stated “Polly Boe, our new Chief Financial Officer who joined us on April 18, uncovered this issue during her review of our accounts. While I am disappointed that our accounts payable liability appears to be overstated, I am pleased at the discipline and experience that Polly and our new finance team are bringing to the Company.”

The Company made a filing today with the Securities and Exchange Commission to extend the date for filing its Form 10-K for the fiscal year ended April 3, 2005 by up to 15 calendar days from Tuesday, July 5, 2005, the original due date. The Company expects to file its Form 10-K with the Securities and Exchange Commission on or before July 20, 2005.

Business Risks

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, including the possibility that the Company may be unable to facilitate the completion of its review in a sufficiently timely manner to enable it to file its Annual Report on Form 10-K within the permitted extension period, the possibility that upon further analysis the Company’s current expectations regarding the effect of the adjustments necessitated by what the Company believes to be an overstated liability prove to be inaccurate, as well as those factors described in our Report on Form 10-Q for the period ended December 26, 2004, including those discussed under the captions “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Future Operating Results,” which document is on file with the Securities and Exchange Commission and available at its website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.